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                                  EXHIBIT 20.1


                                September 6, 2001


TO:       Geodyne III-G Partnership Limited Partners

RE:       Extension of term of Partnership



Dear Limited Partner:

      As previously described to you, the limited partnership agreement (the "Agreement") for the Geodyne Energy Income III-G Limited Partnership (the "Partnership") provides that the Partnership will automatically terminate and dissolve on September 20, 2001. The Agreement gives the General Partner an option to extend the term of the Partnership for up to five additional two year terms.

      The General Partner is hereby notifying you that it has decided to extend the term of the Partnership for an additional two year period. Accordingly, the new termination date for the Partnership will be September 20, 2003.

      If you have any questions concerning the Partnership's extension please contact Geodyne Investor Services at 918-583-1791 or 888-436-3963.

                                   Very truly yours,

                                   GEODYNE RESOURCES, INC.
                                   General Partner

                                    //s// Dennis R. Neill

                                   ------------------------------------
                                   Dennis R. Neill
                                   President